Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF BRUCE L. TANNER TO BOARD OF DIRECTORS AND DECLARES QUARTERLY DISTRIBUTION

BOSTON, MASSACHUSETTS - September 16, 2019 - American Tower Corporation (NYSE: AMT) today announced that its Board of Directors has elected Bruce L. Tanner as a director.

Mr. Tanner served as Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation from September 2007 until February 2019. He joined Lockheed Martin in 1982 and, prior to being appointed Chief Financial Officer, held a variety of finance leadership positions at the company. Mr. Tanner is also a director of SunTrust Banks, Inc.

“We are extremely pleased to welcome Bruce to our Board of Directors,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower. “Bruce brings a wealth of global financial leadership experience from his tenure at Lockheed Martin, where he led the finance organization through an extended period of significant growth, including numerous acquisitions. We believe that Bruce will make a tremendous contribution to our Board as we execute on our Stand and Deliver strategy and drive sustained growth across our comprehensive global footprint.”

In addition, the Company's Board of Directors declared a quarterly cash distribution of $0.95 per share on shares of the Company’s common stock. The distribution is payable on October 17, 2019 to such stockholders of record at the close of business on September 27, 2019.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 171,000 communications sites. For more information about American Tower, please visit www.americantower.com.
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